FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Michael Weitz 203-352-8642
Michael Guido, CFA 203-352-8779
	Media:	Matthew Altman 203-352-1177

WWE® Reports Record 2020 Results and 2021 Business Outlook

Fourth Quarter 2020 Highlights*

* (All comparisons are versus the prior year period unless stated otherwise)

•	Revenue was $238.2 million, a decrease of 26% or $84.6 million, reflecting the absence of the Company’s large-scale event in Saudi Arabia and ticketed live events
•	Operating income was $36.2 million, a decrease of 64% or $63.6 million
•	Adjusted OIBDA[1] was $51.2 million, a decrease of 52% or $56.4 million
•	WWE transitioned Raw and SmackDown to Tropicana Field in Tampa Bay (December 11), and continued to deliver a spectacular interactive experience, WWE ThunderDome, to fans
•	WWE Network average paid subscribers[2] were 1.5 million, an increase of 6%

Full Year 2020 Highlights*

* (All comparisons are versus the prior year period unless stated otherwise)

•	WWE produced live, in-ring content without interruption throughout the year, demonstrating the Company’s ability to adapt to COVID-19 and unprecedented industry challenges
•

Revenue was $974.2 million, an increase of 1% or $13.8 million as the growth in core content rights fees was largely offset by the loss of ticket revenue and the absence of a large-scale international event

•	Operating income was $208.6 million, an increase of 79% or $92.1 million, driven by the substantial rise in content rights fees, which have a high incremental margin
•	Adjusted OIBDA reached a record $286.2 million, an increase of 59% or $106.2 million
•	Digital video views were 38.0 billion, an increase of 10%, and hours consumed were 1.4 billion, an increase of 10%, across digital and social media platforms[3]

Full Year 2021 Business Outlook4

•

WWE entered into a multi-year WWE Network U.S. licensing agreement (effective March 18, 2021) with Peacock, NBCU’s streaming service. This strategic agreement enables WWE to reach a larger audience and realize a greater economic return as compared to a stand-alone subscription service

•	WrestleMania will return to Tampa Bay on Saturday, April 10 and Sunday, April 11, 2021 at Raymond James Stadium with ticket availability and safety protocols forthcoming
•

Management expects restrictions related to the spread of COVID-19, particularly related to the cancellation, postponement or reduced capacity of ticketed live events, to continue at least through the first half of 2021. Additionally, management anticipates a significant year-over-year increase in WWE’s expense base due to the return of employees from furlough and continued higher expenses associated with the production of its weekly Raw and SmackDown television content at the WWE ThunderDome from its stadium residence. The Company estimates it can achieve 2021 Adjusted OIBDA of $270 - $305 million as revenue growth, driven by the impact of the Peacock transaction, the gradual ramp-up of ticketed live events, including large-scale international events, and the escalation of core content rights fees, is offset by the increase in personnel and production expenses. Management estimates that the stated 2021 Adjusted OIBDA guidance range would be 15% - 20% higher without the ongoing impact of COVID-19, which includes the loss of ticket and merchandise sales at live events and the increased investment in production to further fan engagement. (See 2021 Business Outlook on page 6 for further information)

STAMFORD, Conn., February 4, 2021 - WWE (NYSE: WWE) today announced financial results for its fourth quarter and year ended December 31, 2020.

“During the fourth quarter, we continued to produce live content in new ways, which successfully increased audience interaction and engagement,” said Vince McMahon, WWE Chairman & CEO. “As we continued to adapt our business to the changing media environment, we completed an important agreement to license WWE Network content to Peacock, which we expect will expand the reach of our brands and enhance the value of our content.”

Kristina Salen, WWE Chief Financial Officer, added “For the year, we achieved record revenue and Adjusted OIBDA, which was at the high end of our rescinded guidance. Adjusted OIBDA increased nearly 60% reflecting the full year impact of our new content distribution agreements in the U.S. and comprehensive efforts to contain costs in challenging times. In 2021, we anticipate Adjusted OIBDA of $270 million to $305 million, reflecting the increasing monetization of our content tempered by the ongoing impact of COVID-19.”

Fourth-Quarter Consolidated Results*

* (All comparisons are versus the prior year period unless stated otherwise)

Revenue was $238.2 million, a decrease of 26% or $84.6 million, primarily due to the absence of the Company’s large-scale event in Saudi Arabia as well as the absence of ticket and merchandise sales, all resulting from the cancellation, postponement and relocation of live events due to public health concerns related to COVID-19.

Operating Income was $36.2 million, a decrease of 64% or $63.6 million, primarily driven by the absence of events (as described above) and, to a lesser extent, a $7.0 million increase in management incentive compensation and a $6.0 million increase in stock compensation expense related to forfeitures in the prior year period. The Company’s Operating income margin decreased to 15.2% from 30.9%.

Adjusted OIBDA (which excludes stock compensation) was $51.2 million, a decrease of 52% or $56.4 million. The Company’s Adjusted OIBDA margin decreased to 21.5% from 33.3%.

Net Income was $13.6 million, or $0.16 per diluted share, a decrease from $69.3 million, or $0.78 per diluted share, in the fourth quarter 2019, primarily reflecting lower operating performance. Current period results also reflected an after-tax loss of $5.8 million related to certain equity investments and $1.0 million in after-tax severance expense resulting from a reduction in force due to COVID-19. Excluding these items, Adjusted Net Income5 was $20.4 million, or $0.24 per diluted share.

Cash flows generated by operating activities were $62.4 million, a decrease from $119.4 million, driven by lower operating performance.

Free Cash Flow was $56.2 million, a decrease from $106.6 million, primarily due to the change in operating cash flow.6

Return of Capital to Shareholders

The Company paid $9.3 million in dividends to shareholders during the fourth quarter 2020. There were no share repurchases under the Company’s existing share repurchase program during the fourth quarter 2020.

Full Year 2020 Consolidated Results*

* (All comparisons are versus the prior year period unless stated otherwise)

Revenue was $974.2 million, an increase of 1% or $13.8 million, as the growth in core content rights fees was largely offset by the loss of live event ticket and merchandise sales as well as the absence of a large-scale event in Saudi Arabia. These losses resulted from the cancellation, postponement and relocation of live events due to public health concerns related to COVID-19 (beginning in mid-March 2020).

Operating Income was $208.6 million, an increase of 79% or $92.1 million, primarily driven by the substantial increase in core content rights fees, which have a high incremental margin. The increase in operating income was partially offset by a $10.0 million increase in management incentive compensation, an $8.5 million increase in depreciation and amortization primarily associated with the Company’s workplace strategy, and a $7.0 million increase in severance expense resulting from a reduction in force due to COVID-19. The Company’s Operating income margin increased to 21.4% from 12.1%.

Adjusted OIBDA (which excludes stock compensation) was $286.2 million, an increase of $106.2 million or 59%. Adjusted OIBDA excludes the $7.0 million in severance expense (as described above). The Company’s Adjusted OIBDA margin increased to 29.4% from 18.7%.

Net Income was $131.8 million, or $1.56 per diluted share, an increase from $77.1 million, or $0.85 per diluted share, in the prior year, primarily due to stronger operating performance partially offset by the impact of the finance lease that commenced in July 2019 related to the Company’s new headquarters. Current period results also reflected an after-tax net loss of $4.4 million, driven by impairment charges on certain equity investments partially offset by net realized gains of marketable securities, and $5.4 million in after-tax severance expense (as described above). Excluding these items, Adjusted Net Income5 was $141.6 million, or $1.68 per diluted share.

Cash flows generated by operating activities were $319.9 million, an increase from $121.7 million, primarily due to changes in working capital and stronger operating performance.

Free Cash Flow was $292.3 million, an increase from $52.6 million, primarily driven by the increase in operating cash flow and, to a lesser extent, a decrease in capital expenditures.6

Cash, cash equivalents and short-term investments were $593 million as of December 31, 2020, which includes $100 million borrowed under the Company’s revolving line of credit. Of the $200 million borrowed during the second quarter 2020, $100 million was repaid in the fourth quarter 2020 and the remainder was repaid in January 2021. As a result, the Company currently estimates debt capacity under its revolving line of credit of $200 million.

Return of Capital to Shareholders

The Company paid $37.2 million in dividends to shareholders in 2020. There were no share repurchases under the Company’s existing share repurchase program during 2020.

Basis of Presentation

For the fourth quarter of 2020, the Company’s consolidated pre-tax results included the impact of an $8.6 million loss on investments, primarily related to $4.4 million of impairment charges coupled with $4.2 million in fair market value adjustments of marketable securities prior to their sale, and $1.5 million in severance expense resulting from a reduction in force due to COVID-19. For the twelve-month period ended December 31, 2020, the Company’s consolidated pre-tax results included $13.4 million of incremental costs related to the finance lease for the Company’s new headquarters, $7.0 million in severance expense resulting from a reduction in force due to COVID-19, and a net loss of $5.7 million related to certain equity investments, which included $15.9 million of impairment charges partially offset by $10.2 million in fair market value adjustments of marketable securities prior to their sale. A reconciliation of Net Income to Adjusted Net Income for the three and twelve-month periods ended December 31, 2020 and 2019 can be found in the supplemental schedule on page 15 of this release.

Results by Operating Segment*

* (All comparisons are versus the prior year period unless stated otherwise)

Media

Fourth-Quarter 2020

Revenue was $210.5 million, a decrease of 20% or $54.1 million, primarily driven by the absence of the Company’s large-scale event in Saudi Arabia and, to a lesser extent, decreased sales of advertising and sponsorship. These factors were partially offset by growth in WWE Network subscription revenue.

WWE Network’s average paid subscribers were 1.5 million, an increase of 6%.

Operating income was $67.1 million, a decrease of 41% or $47.5 million, primarily due to a decrease in revenue (as described above), partially offset by a corresponding reduction in event-related and content creation expenses.

Adjusted OIBDA was $73.0 million, representing a decrease of 37% or $43.6 million.

Full Year 2020

Revenue was $868.2 million, an increase of 17% or $125.1 million, primarily driven by the growth of domestic core content rights fees for the Company’s flagship programs Raw and SmackDown, partially offset by the absence of a large-scale international event in Saudi Arabia.

WWE Network’s average paid subscribers were 1.6 million (flat on a year-over-year basis).

Operating income was $332.5 million, an increase of 74% or $141.7 million, primarily due to an increase in revenue (as described above) and, to a lesser extent, a reduction in operating expenses.

Adjusted OIBDA was $367.8 million, representing an increase of 64% or $143.7 million.

Live Events

Fourth-Quarter 2020

Revenue was $0.7 million, a decrease of 97% or $26.7 million, resulting from the absence of live events and a corresponding decline in ticket sales in North American and international markets. (The fourth quarter 2019 had 50 events in North America and 20 events in international markets.)

Operating income reflected a loss of $7.0 million, a decrease of $6.0 million, as the decline in North America and international ticket sales (as described above) was partially offset by a reduction in event-related expenses.

Adjusted OIBDA reflected a loss of $6.7 million, representing a decrease of $4.9 million.

Full Year 2020

Revenue was $19.9 million, a decrease of 84% or $105.7 million, resulting from the absence of live events and a corresponding decline in ticket sales in North American and international markets beginning in mid-March 2020. (310 events were held in 2019 compared to 42 events held in 2020.)

Operating income reflected a loss of $19.1 million, a decrease of $26.8 million, as the decline in North America and international ticket sales (as described above) was partially offset by a reduction in event-related expenses.

Adjusted OIBDA reflected a loss of $17.6 million, representing a decrease of $27.0 million.

Consumer Products

Fourth-Quarter 2020

Revenue was $27.0 million, a decrease of 12% or $3.8 million, primarily due to lower video game royalties, driven by the absence of a 2021 release of the Company’s franchise console game, as well as the decline in venue merchandise sales resulting from the absence of ticketed live events in the quarter (as described above). These factors were partially offset by an increase in eCommerce merchandise sales.

Operating income was $8.9 million, a decrease of 30% or $3.9 million, reflecting a decline in revenue (as described above).

Adjusted OIBDA was $9.1 million, representing a decrease of 26% or $3.2 million.

Full Year 2020

Revenue was $86.1 million, a decrease of 6% or $5.6 million, primarily driven by lower venue merchandise sales resulting from the absence of ticketed-audience events beginning in mid-March 2020, partially offset by increased eCommerce sales.

Operating income was $24.8 million, a decrease of 6% or $1.6 million, reflecting a decline in revenue (as described above) partially offset by lower operating expenses.

Adjusted OIBDA was $26.6 million, representing a decrease of 7% or $1.9 million.

2021 Business Outlook4

On January 25, 2021, WWE issued guidance for 2021 Adjusted OIBDA. As previously indicated, management expects restrictions related to COVID-19, particularly related to the cancellation, postponement or reduced capacity of ticketed live events, to continue at least through the first half of 2021. Additionally, management anticipates a significant year-over-year increase in WWE’s expense base due to the return of employees from furlough and continued higher expenses associated with the production of its weekly Raw and SmackDown television content at the WWE ThunderDome from its stadium residence at Tropicana Field. The Company estimates it can achieve 2021 Adjusted OIBDA of $270 - $305 million as revenue growth, driven by the impact of the Peacock transaction, the gradual ramp-up of ticketed live events, including large-scale international events, and the escalation of core content rights fees, is offset by the increase in personnel and production expenses.

Management estimates that the stated 2021 Adjusted OIBDA guidance range would be 15% - 20% higher without the ongoing impact of COVID-19, which includes the loss of ticket and merchandise sales at live events and the increased investment in production to further fan engagement. Estimates of future performance beyond 2021 will be impacted by the return of these businesses and various other factors.

Although the Company continues to adapt its business to the changing environment, the timing and rate of returning ticket audiences to its live events remains subject to significant uncertainty, and as such management is not reinstating quarterly guidance at this time.

Management continues to believe that WWE has significant long-term opportunities and is well positioned, particularly given its substantial cash and liquidity, to deliver on its strategic initiatives and to drive long-term shareholder value.

Notes

(1)

The definition of Adjusted OIBDA can be found in the Non-GAAP Measures section of the release on pages 7-8. A reconciliation of three and twelve months ended December 31, 2020 and 2019 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release on page 16

(2)

Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions and losses

(3)

Consumption includes videos viewed on third party (Facebook, YouTube, Twitter, Instagram, Snapchat, TikTok, Twitch, etc.) and WWE platforms (WWE.com and WWE App, including the Free Version of WWE Network)

(4)

The Company’s business model and expected results will continue to be subject to significant execution and other risks, including risks relating to the impact of COVID-19 on WWE’s business, results of operations and financial condition; entering, maintaining and renewing major distribution agreements; WWE Network;  uncertainties associated with international markets and risks inherent in large live events, and other risk factors disclosed in our annual report on Form 10-K for the year ended December 31, 2020

(5)	A reconciliation of three and twelve months ended December 31, 2020 and 2019 Net Income to Adjusted Net Income can be found in the Supplemental Information in this release on page 15
(6)

A reconciliation of three and twelve months ended December 31, 2020 and 2019 Free Cash Flow to Net cash provided by operating activities can be found in the Supplemental Information in this release on page 17

Non-GAAP Measures

The Company defines Adjusted OIBDA as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring material items that otherwise would impact the comparability of results between periods. Adjusted OIBDA includes amortization and depreciation expenses directly related to supporting the operations of our segments, including content production asset amortization, depreciation and amortization of costs related to content delivery and technology assets utilized for the WWE Network, as well as amortization of right-of-use assets related to finance leases of equipment used to produce and broadcast our live events. The Company believes the presentation of Adjusted OIBDA is relevant and useful for investors because it allows them to view the Company’s segment performance in the same manner as the primary method used by management to evaluate segment performance and to make decisions regarding the allocation of resources. Additionally, the Company believes that Adjusted OIBDA is a primary measure used by media investors, analysts and peers for comparative purposes.

Adjusted OIBDA is a non-GAAP financial measure and may be different than similarly titled non-GAAP financial measures used by other companies. WWE views operating income as the most directly comparable GAAP measure. Adjusted OIBDA (and other non-GAAP measures such as Adjusted Operating Income,  Adjusted Net Income and Adjusted EPS which are defined as the GAAP measures excluding certain nonrecurring, material items that impact the comparability between periods) should not be considered in isolation from, or as a substitute for, operating income, net income, EPS or other GAAP measures, such as operating cash flow, as an indicator of operating performance or liquidity.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. WWE views net cash provided by operating activities as the most directly comparable GAAP measure. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash WWE’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, and payment of dividends.

Additional Information

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.  Note: As previously announced WWE will host a conference call at 5:00 p.m. ET on February 4, 2021 to discuss the Company's earnings results for the fourth quarter and full year ended 2020. All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s website at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 3809873).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on February 4, 2021 at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE’s TV-PG, family-friendly programming can be seen in more than 900 million homes worldwide in 28 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 180 countries.  The Company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: the impact of the COVID-19 outbreak on our business, results of operations and financial condition; entering, maintaining and renewing major distribution agreements; a rapidly evolving media landscape; WWE Network; our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including without limitation, claims alleging traumatic brain injury; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness including our convertible notes; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the volatility of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Operating Segment Performance

(In millions)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net Revenue:
Media	$210.5	$264.6	$868.2	$743.1
Live Events	0.7	27.4	19.9	125.6
Consumer Products	27.0	30.8	86.1	91.7
Total Net Revenue	$238.2	$322.8	$974.2	$960.4

Operating Income (Loss):
Media	$67.1	$114.6	$332.5	$190.8
Live Events	(7.0)	(1.0)	(19.1)	7.7
Consumer Products	8.9	12.8	24.8	26.4
Corporate	(32.8)	(26.6)	(129.6)	(108.4)
Total Operating Income	$36.2	$99.8	$208.6	$116.5

Adjusted OIBDA:
Media	$73.0	$116.6	$367.8	$224.1
Live Events	(6.7)	(1.8)	(17.6)	9.4
Consumer Products	9.1	12.3	26.6	28.5
Corporate	(24.2)	(19.5)	(90.6)	(82.0)
Total Adjusted OIBDA	$51.2	$107.6	$286.2	$180.0

World Wrestling Entertainment, Inc.

Operating Segment Performance

(In millions)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Media Revenue:
Network (including pay-per-view)	$45.0	$41.6	$185.7	$184.6
Core content rights fees (1)	139.8	139.3	538.3	348.6
Advertising and sponsorship	16.5	27.6	65.3	72.4
Other (2)	9.2	56.1	78.9	137.5
Total Revenue	$210.5	$264.6	$868.2	$743.1

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Live Events Revenue:
North American ticket sales	$—	$17.8	$15.2	$93.8
International ticket sales	—	7.0	0.2	19.0
Advertising and sponsorship	—	0.4	0.4	2.1
Other (3)	0.7	2.2	4.1	10.7
Total Revenue	$0.7	$27.4	$19.9	$125.6

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Consumer Products Revenue:
Consumer product licensing	$13.5	$16.6	$41.7	$43.2
eCommerce	13.5	11.0	41.2	29.9
Venue merchandise	—	3.2	3.2	18.6
Total Revenue	$27.0	$30.8	$86.1	$91.7

(1)

Core content rights fees consist primarily of licensing revenue earned from the distribution of our flagship programs, Raw and SmackDown, as well as our NXT programming, through global broadcast, pay television and digital platforms

(2)

Other forms of media monetization reflect revenue earned from the distribution of other WWE content, including, but not limited to, certain live in-ring programming content in international markets, scripted, reality and other programming, as well as theatrical and direct-to-home video releases

(3)

Other Live Events includes revenue from the sale of travel packages associated with the Company’s global live events, and commissions earned through secondary ticketing as well as revenue from events for which the Company receives a fixed fee

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net revenues	$238.2	$322.8	$974.2	$960.4
Operating expenses	148.7	171.6	549.5	638.2
Marketing and selling expenses	16.6	20.3	71.3	84.7
General and administrative expenses	26.3	20.5	102.2	86.9
Depreciation and amortization	10.4	10.6	42.6	34.1
Operating income	36.2	99.8	208.6	116.5
Interest expense	9.1	7.9	35.6	26.1
Other (expense) income, net	(7.0)	1.5	(1.9)	4.3
Income before income taxes	20.1	93.4	171.1	94.7
Provision for income taxes	6.5	24.1	39.3	17.6
Net income	$13.6	$69.3	$131.8	$77.1

Earnings per share:
Basic	$0.17	$0.89	$1.70	$0.99
Diluted	$0.16	$0.78	$1.56	$0.85

Weighted average common shares outstanding:
Basic	77.8	78.1	77.6	78.2
Diluted	83.7	88.3	84.2	90.2
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.48	$0.48

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	December 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$462.1	$90.4
Short-term investments, net	131.3	160.0
Accounts receivable, net	52.0	124.8
Inventory	8.4	8.3
Prepaid expenses and other current assets	73.1	20.8
Total current assets	726.9	404.3
Property and equipment, net	161.5	174.8
Finance lease right-of-use assets, net	310.8	289.9
Operating lease right-of-use assets, net	13.5	20.8
Content production assets, net	15.4	20.1
Investment securities	11.1	28.1
Deferred income tax assets, net	10.1	7.2
Other assets, net	48.0	47.0
Total assets	$1,297.3	$992.2
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$100.4	$3.6
Finance lease liabilities	9.6	7.9
Operating lease liabilities	4.0	6.6
Convertible debt	194.7	188.7
Accounts payable and accrued expenses	124.7	80.6
Deferred income	62.9	56.9
Total current liabilities	496.3	344.3
Long-term debt	21.7	22.1
Finance lease liabilities	379.9	335.5
Operating lease liabilities	9.7	14.6
Other non-current liabilities	0.9	0.4
Total liabilities	908.5	716.9
Commitments and contingencies
Stockholders' equity:
Class A common stock	0.5	0.5
Class B convertible common stock	0.3	0.3
Additional paid-in capital	424.7	405.4
Accumulated other comprehensive income	3.0	2.8
Accumulated deficit	(39.7)	(133.7)
Total stockholders’ equity	388.8	275.3
Total liabilities and stockholders' equity	$1,297.3	$992.2

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Year Ended
	December 31,
	2020	2019
OPERATING ACTIVITIES:
Net income	$131.8	$77.1
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of content production assets	26.3	35.7
Depreciation and amortization	48.5	39.6
Other amortization	18.0	13.9
Loss on equity investments, net	5.7	3.3
Stock-based compensation	28.0	29.4
(Benefit from) provision for deferred income taxes	(3.0)	9.9
Other non-cash adjustments	22.4	8.2
Cash provided by (used in) changes in operating assets and liabilities:
Accounts receivable	70.0	(41.5)
Inventory	(1.3)	(0.5)
Prepaid expenses and other assets	(12.1)	2.6
Content production assets	(25.6)	(34.3)
Accounts payable, accrued expenses and other liabilities	5.1	(32.0)
Deferred income	6.1	10.3
Net cash provided by operating activities	319.9	121.7
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(27.6)	(69.1)
Purchases of short-term investments	(153.9)	(124.3)
Proceeds from sales and maturities of short-term investments	182.3	157.5
Purchase of equity investments	(0.6)	(1.4)
Proceeds from sale of investment securities	11.7	—
Other	—	1.4
Net cash provided by (used in) investing activities	11.9	(35.9)
FINANCING ACTIVITIES:
Repayment of debt	(103.6)	(5.1)
Repayment of finance leases	(10.8)	(8.4)
Dividends paid	(37.2)	(37.4)
Debt issuance costs	—	(0.7)
Proceeds from borrowings under the credit facility	200.0	—
Taxes paid related to net settlement upon vesting of equity awards	(11.1)	(30.2)
Proceeds from issuance of stock	2.6	2.3
Repurchase and retirement of common stock	—	(83.4)
Net cash provided by (used in) financing activities	39.9	(162.9)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	371.7	(77.1)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	90.4	167.5
CASH AND CASH EQUIVALENTS, END OF PERIOD	$462.1	$90.4
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds	$45.6	$7.4
Cash paid for interest	$12.3	$10.7
NON-CASH INVESTING TRANSACTIONS:
Purchases of property and equipment recorded in accounts payable and accrued expenses	$4.4	$5.0

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted Net Income

(In millions, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2020				2019
	As Reported	Loss on Investments (1)	Other Adjustments (3)	Adjusted	As Reported	Adjusted
Operating income	$36.2	$—	$1.5	$37.7	$99.8	$99.8
Interest expense	9.1	—	—	9.1	7.9	7.9
Other (expense) income, net	(7.0)	8.6	—	1.6	1.5	1.5
Income before taxes	20.1	8.6	1.5	30.2	93.4	93.4
Provision for income taxes	6.5	2.8	0.5	9.8	24.1	24.1
Net income	$13.6	$5.8	$1.0	$20.4	$69.3	$69.3
Earnings per share - diluted	$0.16	$0.07	$0.01	$0.24	$0.78	$0.78

	Year Ended December 31,
	2020				2019
	As Reported	Loss on Investments (2)	Other Adjustments (3)	Adjusted	As Reported	Adjusted
Operating income	$208.6	$—	$7.0	$215.6	$116.5	$116.5
Interest expense	35.6	—	—	35.6	26.1	26.1
Other expense income, net	(1.9)	5.7	—	3.8	4.3	4.3
Income before taxes	171.1	5.7	7.0	183.8	94.7	94.7
Provision for income taxes	39.3	1.3	1.6	42.2	17.6	17.6
Net income	$131.8	$4.4	$5.4	$141.6	$77.1	$77.1
Earnings per share - diluted	$1.56	$0.05	$0.06	$1.68	$0.85	$0.85

(1)

During the three months ended December 31, 2020, the Company recognized $8.6 million of losses, primarily related to $4.4 million of impairment charges coupled with $4.2 million in fair market value adjustments of marketable securities prior to their sale. The Company did not recognize any such material net gains or losses, or impairment charges related to its equity investments during the three months ended December 31, 2019

(2)

During the twelve months ended December 31, 2020, the Company recognized a net loss of $5.7 million related to certain equity investments, which included $15.9 million of impairment charges partially offset by $10.2 million in fair market value adjustments of marketable securities prior to their sale. The Company did not recognize any such material net gains or losses, or impairment charges related to its equity investments during the twelve months ended December 31, 2019

(3)

During the three and twelve months ended December 31, 2020, the Company recorded severance expense of $1.5 million and $7.0 million, respectively, resulting from a reduction in force due to COVID-19. The Company did not record any such expense during the three and twelve months ended December 31, 2019

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended December 31, 2020
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$67.1	$3.7	$2.2	$—	$73.0
Live Events	(7.0)	—	0.3	—	(6.7)
Consumer Products	8.9	—	0.2	—	9.1
Corporate	(32.8)	6.7	0.4	1.5	(24.2)
Total	$36.2	$10.4	$3.1	$1.5	$51.2

	Three Months Ended December 31, 2019
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$114.6	$4.5	$(2.5)	$—	$116.6
Live Events	(1.0)	—	(0.8)	—	(1.8)
Consumer Products	12.8	—	(0.5)	—	12.3
Corporate	(26.6)	6.1	1.0	—	(19.5)
Total	$99.8	$10.6	$(2.8)	$—	$107.6

	Year Ended December 31, 2020
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$332.5	$15.1	$20.2	$—	$367.8
Live Events	(19.1)	—	1.5	—	(17.6)
Consumer Products	24.8	—	1.8	—	26.6
Corporate	(129.6)	27.5	4.5	7.0	(90.6)
Total	$208.6	$42.6	$28.0	$7.0	$286.2

	Year Ended December 31, 2019
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$190.8	$12.6	$20.7	$—	$224.1
Live Events	7.7	—	1.7	—	9.4
Consumer Products	26.4	—	2.1	—	28.5
Corporate	(108.4)	21.5	4.9	—	(82.0)
Total	$116.5	$34.1	$29.4	$—	$180.0

(1)

During the three and twelve months ended December 31, 2020, the Company recorded severance expense of $1.5 million and $7.0 million, respectively, resulting from a reduction in force due to COVID-19. The Company’s policy is to include company-wide severance expense within corporate unallocated general and administrative expenses. The Company did not record any such expense during the three and twelve months ended December 31, 2019

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net cash provided by operating activities	$62.4	$119.4	$319.9	$121.7
Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(6.2)	(12.8)	(27.6)	(69.1)
Free Cash Flow	$56.2	$106.6	$292.3	$52.6